SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    Form 8-K


                                 CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)     April 17, 1998


                             REINHOLD INDUSTRIES,INC.
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             (Exact name of registrant as specified in its charter)



     DELAWARE                     0-18434                    13-2596288
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(State or other jurisdiction     (Commission               (IRS Employer
of incorporation)                 File Number)              Identification No.)



    12827 EAST IMPERIAL HWY SANTA FE SPRINGS, CA                     90670
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(Address of principal executive offices)                           (Zip Code)



Registrant's telephone number, including area code      (562) 944-3281




                                      N/A
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       (Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets


         On April 24, 1998 (the "Closing Date"), NP Aerospace Limited ("NP Aerospace"), a wholly owned subsidiary of Reinhold Industries, Inc.
("Reinhold"), purchased from Courtaulds Aerospace Limited ("CAL"), a U.K. Corporation, which is a wholly owned subsidiary of Courtaulds plc, a U.K. Corporation, certain assets (consisting of Accounts Receivable, Inventory, Machinery and Equipment, Land and Intellectual Property and Patents) and assumed certain liabilities of the Ballistic and Performance Composites Division of CAL pursuant to an Asset Sale Agreement dated as of April 17, 1998 (the "Agreement").

         Under the terms of the Agreement, on the Closing Date, Reinhold, as the Guarantor for NP Aerospace, became obligated to pay to Courtaulds plc net consideration (the "Purchase Consideration") consisting of (a) Two Million Two Hundred Thousand pounds sterling (pound sterling 2,200,000) cash on the Closing Date and (b) within 120 days following the end of each of the calendar years 1998 through 2001, a cash amount equal to 25% of the Pre-tax Profit on the light armored vehicle business only, the maximum aggregate amount of which shall not exceed Twenty Million pounds sterling (pound sterling 20,000,000).

         On the Closing Date, Reinhold paid to Courtaulds plc the Two Million Two Hundred Thousand pounds sterling (pound sterling 2,200,000) ($3,706,340 based on an exchange rate of $1.6847) cash due on the Closing Date and will make additional payments in the future as required by the Agreement.

         The source of the funds for a portion of the Purchase Consideration due on the Closing Date was a Five Year Loan and Security Agreement with The CIT Group Credit/Finance ("CIT") in the amount of Four Million Dollars ($4,000,000) at an interest rate of prime plus 1.75%. The term portion of the loan in the amount of Two Million Two Hundred Sixty-Eight Thousand Dollars ($2,268,000) was received from CIT. The remainder of the CIT credit facility is a revolver of One Million Seven Hundred Thirty-Two Thousand Dollars ($1,732,000), which has not been used at this time. The remaining portion of the purchase consideration not funded by the CIT loan was funded by Reinhold's cash on hand. Future payments required by the Agreement are expected to be financed from operating cash flows.

         Reinhold is a custom manufacturer of advanced composite components and sheet molding compounds for a variety of aerospace, defense and commercial applications. The Ballistic and Performance Composites Division is a manufacturer of various products, including compression molded products for the lighting, automotive and communications industries, compression molded military helmets, light armored vehicles and various structural composites products.

         It is anticipated that the Ballistic and Performance Composites Division, which was renamed NP Aerospace, will continue to occupy its present facility in Coventry, England.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits


(a) It is impracticable to provide the financial statements at the time of the filing of this report. The financial statements will be filed within 60 days.

(b) It is impracticable to provide the required pro forma financial information at the time of the filing of this report. The required pro forma financial information will be filed within 60 days.

(c)      Exhibits

         2. Assets Sale Agreement dated as of April 17, 1998 by and between NP Aerospace Limited (Purchaser), Reinhold Industries, Inc. (Guarantor) and Courtaulds plc (Vendor) relating to the purchase of certain assets and the assumption of certain liabilities of the Ballistic and Performance Composites Division of Courtaulds Aerospace Ltd. will be filed by amendment.

         99. Press release dated April 28, 1998 announcing the asset purchase of the Ballistic and Performance Composites Business of Courtaulds Aerospace Ltd. by Reinhold Industries, Inc.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                                REINHOLD INDUSTRIES, INC.
                                                     (Registrant)






                                            By: /s/ Brett R. Meinsen
                                                Brett R. Meinsen
                                                Vice President -
                                                Finance & Administration









Date:   May 1, 1998

                                                                 EXHIBIT   99

NEWS RELEASE FOR:                                    CONTACT:
REINHOLD INDUSTRIES, INC.                            JUDY SANSON
FOR IMMEDIATE RELEASE                                (562) 944-3281
                                                     NASDAQ: RNHDA





REINHOLD  INDUSTRIES,  INC.  ACQUIRES THE BALLISTICS AND PERFORMANCE  COMPOSITES
                     BUSINESS OF COURTAULDS AEROSPACE LTD.

SANTA FE SPRINGS, CA Tuesday, April 28, 1998 - - - Mr. Michael T. Furry, President of Reinhold Industries, Inc., today announced the asset purchase of the Ballistics and Performance Composites Business of Courtaulds Aerospace Ltd. located in Coventry, England. The terms of the acquisition were not disclosed. This new subsidiary will be renamed NP Aerospace Ltd.

"The acquisition of NP Aerospace Ltd. will give Reinhold a presence in the expanding European composites marketplace." said Mr. Furry.

Reinhold Industries, Inc. is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications and derives revenues from the United States defense contract industry, the aerospace industry and other commercial industries.